Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Second Quarter 2024 Operating Results
SAN FRANCISCO, July 25, 2024 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited second quarter 2024 operating results. Net income for the second quarter of 2024 was $86 million, a decrease of $35 million compared with net income of $121 million for the second quarter of 2023.
"Our solid operating performance and balance sheet enable us to provide critical, on-demand liquidity to our members, which in turn drives economic development, invigorates community lending, and enables a range of innovative affordable housing programs across our district," said Alanna McCargo, president and chief executive officer of the Bank. "In fact, we recently announced $61.8 million in Affordable Housing Program (AHP) grants – nearly doubling the previous year's amount – that will fund 59 projects and create nearly 4,000 units of affordable housing. I am proud of the role our Bank plays in delivering community impact and remain focused on partnering with member institutions to deliver on our mission."
The $35 million decrease in net income relative to the prior-year period was primarily attributable to a decrease in net interest income of $43 million, partially offset by an improvement in other income/(loss) of $8 million.
–The $43 million decrease in net interest income was due to lower average balances of interest-earning assets and higher costs of interest-bearing liabilities. The decrease was partially offset by higher yields on interest-earning assets and lower average balances of interest-bearing liabilities.
–The $8 million improvement in other income/(loss) was primarily driven by a net increase in fair value on the Bank's fair value option instruments and economic derivatives.
At June 30, 2024, total assets were $86.3 billion, a decrease of $6.5 billion from $92.8 billion at December 31, 2023. The primary driver of lower assets was a decline in advances, which decreased by $6.6 billion to $54.7 billion at June 30, 2024, from $61.3 billion at December 31, 2023. Investments at June 30, 2024, were $30.4 billion, a net increase of $89 million from $30.3 billion at December 31, 2023, attributable to an increase of $129 million in U.S. Treasury securities and short-term investments, partially offset by a decrease of $40 million in mortgage-backed securities.
In early July, the Bank announced that $61.8 million in AHP grants have been awarded in the 2024 AHP General Fund and Nevada Targeted Fund program cycle to support projects throughout its district comprised of Arizona, California, and Nevada. Since 1990, the Bank has awarded $1.3 billion in AHP grants for the construction, preservation, or purchase of 154,000 units of housing. Collectively, the Federal Home Loan Bank System is one of the largest private sources of affordable housing funding in the nation. Each year, the Bank allocates up to 15% of its net profits from the prior year to fund affordable housing, homeownership, and economic development grant programs.
As of June 30, 2024, the Bank exceeded all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 8.6% at June 30, 2024. The increase in the regulatory capital ratio from 8.0% at December 31, 2023, mainly resulted from the decrease in total assets during the first six months of 2024. The Bank also exceeded its risk-based capital requirement of $1.1 billion with $7.4 billion in permanent capital. Total retained earnings increased to $4.4 billion at June 30, 2024, from $4.3 billion at December 31, 2023.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the second quarter of 2024 at an annualized rate of 8.75%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend rate that is equal to or greater than the current market rate for highly rated investments and that is sustainable under current and projected earnings while maintaining appropriate levels of capital. The quarterly dividend will total $65 million, and the Bank expects to pay the dividend on August 13, 2024.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Jun 30, 2024	Dec 31, 2023
Total Assets	$86,331	$92,828
Advances	54,735	61,335
Mortgage Loans Held for Portfolio, Net	724	754
Investments, Net[1]	30,383	30,294
Consolidated Obligations:
Bonds	54,925	64,297
Discount Notes	22,316	19,187
Mandatorily Redeemable Capital Stock	565	706
Capital Stock – Class B – Putable	2,449	2,450
Retained Earnings	4,396	4,290
Accumulated Other Comprehensive Income/(Loss)	56	(72)
Total Capital	6,901	6,668

Selected Other Data at Period End	Jun 30, 2024	Dec 31, 2023
Regulatory Capital Ratio[2]	8.58%	8.02%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net Interest Income	$136	$179	$286	$466
Provision for/(Reversal of) Credit Losses	3	1	(1)	—
Other Income/(Loss)	12	4	48	(22)
Other Expense	47	48	97	93
Affordable Housing Program Assessment	12	13	28	35
Net Income/(Loss)	$86	$121	$210	$316

	Three Months Ended		Six Months Ended
Selected Other Data for the Period	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net Interest Margin[3]	0.65%	0.55%	0.67%	0.71%
Return on Average Assets	0.41	0.36	0.49	0.48
Return on Average Equity	5.10	6.52	6.28	8.37
Annualized Dividend Rate[4]	8.75	7.00	8.75	7.00
Average Equity to Average Assets Ratio	8.01	5.57	7.76	5.75

1.    Investments consist of federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2024, and December 31, 2023, was $7.4 billion.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividends are declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; high inflation and interest rates that may adversely affect our members and their customers; and our ability to pay a quarterly dividend rate that is equal to or greater than similar current rates for highly rated investments. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com